Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS
We consent to the incorporation by reference in the following Registration Statements:
•Registration Statement (Form S-8 No. 333-201440) pertaining to the Fiat Chrysler Automobiles N.V. Equity Incentive Plan and the Fiat Chrysler Automobiles N.V. Remuneration Policy of Fiat Chrysler Automobiles N.V.,
•Registration Statement (Form S-8 No. 333-255128) pertaining to the Rollover Plans (as defined therein) of Stellantis N.V., and
•Registration Statement (Form S-8 No. 333-255788) pertaining to the Stellantis N.V. Equity Incentive Plan 2021 - 2025 of Stellantis N.V.;
of our report dated March 4, 2021 with respect to the consolidated financial statements of Peugeot S.A. and subsidiaries, included in the annual report on Form 20-F of Stellantis N.V. for the year ended December 31, 2022.

/s/ MAZARS	/s/ ERNST & YOUNG et Autres
Paris La Défense, France
February 24, 2023